Exhibit 10.1

CARRAMERICA REALTY CORPORATION

1997 STOCK OPTION AND INCENTIVE PLAN

Restricted Stock Agreement

Grant Date:

Restricted Stock Grant:

Grant Price: $

We are pleased to inform you that the Corporation has granted you shares of CarrAmerica Realty Corporation common stock subject to certain restrictions (“Restricted Stock”). Your grant has been made under the Corporation’s 1997 Stock Option and Incentive Plan (the “Plan”), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. A copy of the Plan is attached. Please review it carefully. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

Vesting:

Subject to the terms of the Plan, the Restricted Stock becomes vested as to 25% of the shares on each of the four (4) anniversaries of the Grant Date of the Restricted Stock, if you have been providing services to the Corporation or a subsidiary affiliate continuously from the date of grant to the anniversary date. Prior to becoming vested, the shares of Restricted Stock may not be sold, assigned, conveyed or otherwise disposed of, or pledged, mortgaged, hypothecated or otherwise encumbered, by you.

Service Requirements:

If you stop providing services to the Corporation for a reason other than your death or total disability, your shares under this grant will stop vesting and you will forfeit all shares that have not yet vested. If you stop providing services to the Corporation because you become totally disabled, your shares will continue to vest for one year. If you should die or the Plan is terminated in connection with certain transactions described in the Plan (for example, a sale of the Corporation) while you are providing services to the Corporation, your shares under this grant will become fully vested. However, if at any time the Corporation terminates your services “for cause,” you will forfeit all shares that have not yet vested.

Cause means, as determined by the Board, (i) fraud or theft against the Corporation or an affiliate or conviction (no longer subject to appeal) for a felony offense; (ii) conviction (no longer subject to appeal) for a criminal offense involving moral turpitude; (iii) compromising trade secrets or other proprietary information of the Corporation or an affiliate; (iv) willful failure or refusal to perform material assigned duties; or (v) gross or willful misconduct that causes substantial and material harm to the business and operations of the Corporation or an affiliate.

Escrow and Legends: All certificates representing the Restricted Stock issued in connection with this grant shall be held in escrow with the Secretary of the Corporation until the shares become vested or forfeited, and shall have endorsed thereon, where applicable, the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHTS TO REPURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Dividends: All regular cash dividends declared or paid on the Restricted Stock shall be paid directly to you. All distributions, if any, received by you with respect to the Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the associated Restricted Stock.

Voting: You are entitled to vote your shares of Restricted Stock.

Taxes and Withholding: The Corporation has the right to require payments from you of any federal, state, local or foreign tax or withholding payment relating to the receipt or vesting of the Restricted Stock pursuant to this grant, or to withhold such amounts from any cash payments arising from this grant or from other payments due to you from the Corporation or an affiliate.

Section 83(b) Election: Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price paid for the shares of Restricted Stock and their fair market value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. You may elect to be taxed at the time the shares are acquired rather than when such shares cease to be subject to such forfeiture restrictions by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the purchase price is less than the fair market value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the fair market value of the shares on the Grant Date. The form for making this election is attached. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event the fair market value of the shares increases after the date of purchase) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

This Restricted Stock Agreement has been duly executed and delivered by all parties hereto, as of the above written Grant Date.

ACCEPTED AND AGREED TO:	CARRAMERICA REALTY CORPORATION

[NAME]

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